Exhibit 99.1

FOR RELEASE	FOR MORE INFORMATION CONTACT
February 22, 2011	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Corporation Announces 2010 Results,

Record Production of over 130 Bcfe

HOUSTON, February 22, 2011 - Cabot Oil & Gas Corporation (NYSE: COG) today announced its 2010 financial results, including net income of $103.4 million, or $0.99 per share, cash flow from operations of $484.9 million and discretionary cash flow of $457.6 million. These results compare to 2009 net income of $148.3 million, or $1.43 per share, cash flow from operations of $614.1 million and discretionary cash flow of $604.6 million. The full year selected items, detailed in an attached table, net to a reduction of $1.0 million, or $0.01 per share, on reported net income.

“Overall 2010 was a transitional year, as we streamlined our operations in the Marcellus and migrated our South region to 100 percent of its capital allocated towards liquids. Additionally, for 2010, Cabot posted tremendous operational numbers, reported net income of over $100 million for the sixth consecutive year and solidified its balance sheet for the long-term,” said Dan O. Dinges, Chairman, President and Chief Executive Officer.

For 2010 equivalent production surpassed the 130 Bcfe level for the first time, establishing a new benchmark for both absolute levels and for year-over-year growth, which totaled 26.8 percent. The price comparison for natural gas realizations was $5.54 per Mcf in 2010 versus $7.47 per Mcf in 2009, while oil increased over 14 percent year-over-year to $97.91 per barrel in 2010. Gains associated with the hedge portfolio once again added significantly to price realizations and improved overall revenues in 2010 by $173 million. In absolute terms, total operating expenses plus interest expense increased 15 percent; with the 26 plus percent improvement in production, the per unit expense comparisons dropped nine percent year-to-year. “We anticipate this trend towards lower unit cost levels to continue in 2011,” commented Dinges.

As it relates to the tax provision, due to the increased activity in the Pennsylvania Marcellus, a true-up of deferred taxes was required to reflect a larger portion of activity taking place in higher state tax jurisdictions. “As we continue to expand our programs and presence in Pennsylvania, we will continue to monitor its impact on deferred taxes, making adjustments to deferred taxes when required as part of our annual fourth quarter evaluation,” said Dinges. This rate change increased the effective tax rate for the year to 47.9 percent, requiring a 55.8 percent effective tax rate for the fourth quarter. This change and the gain were the large selected items in the fourth quarter.

Fourth Quarter

The reported 2010 fourth quarter figures included net income of $49.1 million, or $0.47 per share, $117.4 million for cash flow from operations and $83.4 million for discretionary cash flow. These

1

compare to net income of $36.4 million, or $0.34 per share, cash flow from operations of $196.9 million and discretionary cash flow of $174.1 million in the previous year. Removing the selected items, which are highlighted in the table, net income would be $20.0 million, or $0.19 per share, for the 2010 fourth quarter versus $53.8 million, or $0.51 per share in the comparable 2009 period. Lower commodity prices and overall higher absolute (but lower per unit) expenses, partially offset by higher production, drove the results.

Balance Sheet

In 2010, the Company placed $175 million of new 10, 12 and 15 year senior notes, repaid $75 million of senior notes that were to mature in 2011 and extended its Credit Facility out five years. “Financially, we continue to have a solid balance sheet, and we retain a significant level of flexibility as evident by our 32.9 percent net debt to adjusted total capital ratio,” added Dinges.

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s 2010 year-end and fourth quarter financial and operating results discussion with financial analysts on Wednesday, February 23, 2011 at 9:30 a.m. EST (8:30 a.m. CST) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), pass code 34679366. The replay will be available through Friday, February 25, 2011. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

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CABOT OIL & GAS RESULTS — Page 3

OPERATING DATA

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
North	25.7	13.4	81.0	48.2
South	10.6	11.6	44.5	48.8
Canada	—	—	—	1.0

Total	36.3	25.0	125.5	98.0

Crude/Condensate/Ngl
North	24.0	25.5	100.0	118.4
South	174.0	193.6	759.0	719.6
Canada	—	—	—	6.7

Total	198.0	220.1	859.0	844.7

Equivalent Production (Bcfe)	37.5	26.3	130.6	103.0

PRICES
Average Produced Gas Sales Price ($/Mcf)
North	$4.14	$6.67	$4.59	$6.59
South	$7.19	$8.94	$7.26	$8.42
Canada	$—	$—	$—	$3.72
Total (1)	$5.02	$7.73	$5.54	$7.47

Average Crude/Condensate Price ($/Bbl)
North	$75.06	$75.16	$69.31	$54.11
South	$102.91	$96.64	$101.65	$90.86
Canada	$—	$—	$—	$33.97
Total (1)	$99.53	$94.23	$97.91	$85.52

WELLS DRILLED
Gross	30	24	113	143
Net	20	22	87	119
Gross Success Rate	100%	83%	98%	95%

(1) These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Realized Impacts to Gas Pricing	$1.25	$3.47	$1.23	$3.80
Realized Impacts to Oil Pricing	$18.66	$21.40	$22.31	$28.25

CABOT OIL & GAS RESULTS — Page 4

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Operating Revenues
Natural Gas	$181,641	$191,192	$694,577	$729,734
Brokered Natural Gas	15,385	21,166	65,281	75,283
Crude Oil and Condensate	18,664	19,910	79,091	69,936
Other	1,185	1,224	5,086	4,323

	216,875	233,492	844,035	879,276

Operating Expenses
Brokered Natural Gas Cost	13,124	18,811	56,466	67,030
Direct Operations - Field and Pipeline	25,846	22,421	99,642	93,985
Exploration	14,401	19,526	42,725	50,784
Depreciation, Depletion and Amortization	91,504	62,293	327,083	251,260
Impairment of Oil & Gas Properties	5,114	17,622	40,903	17,622
General and Administrative (excluding Stock-Based Compensation)	24,018	10,725	64,767	43,236
Stock-Based Compensation (1)	5,484	8,546	14,410	25,138
Taxes Other Than Income	6,759	10,118	37,894	44,649

	186,250	170,062	683,890	593,704
Gain (Loss) on Sale of Assets (2)	100,883	(20)	106,294	(3,303)

Income from Operations	131,508	63,410	266,439	282,269
Interest Expense and Other	20,502	14,850	67,941	58,979

Income Before Income Taxes	111,006	48,560	198,498	223,290
Income Tax Expense (3)	61,897	12,196	95,112	74,947

Net Income	$49,109	$36,364	$103,386	$148,343

Net Earnings Per Share - Basic	$0.47	$0.34	$0.99	$1.43
Weighted-Average Common Shares Outstanding	103,979	103,654	103,911	103,616

(1)

Includes the impact of the Company’s performance share awards and restricted stock amortization as well as expense related to stock options and stock appreciation rights. Also includes expense for the Supplemental Employee Incentive Plans which commenced in 2008.

(2)

The gain on sale of assets in 2010 primarily relates to a gain from the sale of our Pennsylvania gathering infrastructure, a gain from the sale of our investment in equity securities of Tourmaline, a gain from the sale of certain oil and gas properties in the Texas Panhandle and a gain on the sale of our Woodford shale properties, partially offset by a charge on certain oil and gas properties in Colorado. The loss on sale of assets in 2009 primarily relates to a loss on our April 2009 sale of our Canadian properties, partially offset by a gain on sale of assets from the first quarter 2009 sale of the Thornwood properties in the North.

(3)

Income tax expense for the quarter and year ended December 31, 2010 includes an unfavorable adjustment due to a charge to income tax expense to reflect an increase in our state rates used in establishing deferred income taxes mainly due to a shift in our state apportionment factors to higher rate states, primarily in Pennsylvania as a result of our increased focus on development of our Marcellus shale properties.

CABOT OIL & GAS RESULTS — Page 5

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	December 31,	December 31,
	2010	2009
Assets
Current Assets	$203,008	$281,502
Property, Equipment and Other Assets	3,802,023	3,401,899

Total Assets	$4,005,031	$3,683,401

Liabilities and Stockholders’ Equity
Current Liabilities	$303,835	$308,741
Long-Term Debt	975,000	805,000
Deferred Income Taxes	714,953	644,801
Other Liabilities	138,543	112,345
Stockholders’ Equity	1,872,700	1,812,514

Total Liabilities and Stockholders’ Equity	$4,005,031	$3,683,401

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cash Flows From Operating Activities
Net Income	$49,109	$36,364	$103,386	$148,343
Unrealized (Gain) Loss on Derivatives	388	1,536	226	1,954
Impairment of Oil and Gas Properties	5,114	17,622	40,903	17,622
Income Charges Not Requiring Cash	97,116	71,958	345,877	280,819
(Gain) Loss on Sale of Assets	(100,883)	20	(106,294)	3,303
Deferred Income Tax Expense	31,344	27,042	61,809	101,815
Changes in Assets and Liabilities	34,047	23,559	27,455	23,202
Stock-Based Compensation Tax Benefit	—	(705)	(108)	(13,790)
Exploration Expense	1,184	19,526	11,657	50,784

Net Cash Provided by Operations	117,419	196,922	484,911	614,052

Cash Flows From Investing Activities
Capital Expenditures	(199,128)	(185,030)	(857,251)	(611,207)
Proceeds from Sale of Assets	222,477	—	243,510	80,180

Net Cash Provided by (Used in) Investing	23,349	(185,030)	(613,741)	(531,027)

Cash Flows From Financing Activities
Net Increase (Decrease) in Debt	(120,000)	(5,000)	170,000	(62,000)
Retirement of Treasury Stock	—	—	—	—
Capitalized Debt Issuance Costs	(125)	—	(13,821)	(10,409)
Stock-Based Compensation Tax Benefit	—	705	108	13,790
Dividends Paid	(3,119)	(3,109)	(12,467)	(12,432)
Other	837	—	801	83

Net Cash Provided by (Used in) Financing	(122,407)	(7,404)	144,621	(70,968)

Net Increase in Cash and Cash Equivalents	$18,361	$4,488	$15,791	$12,057

CABOT OIL & GAS RESULTS — Page 6

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
As Reported - Net Income	$49,109	$36,364	$103,386	$148,343
Reversal of Selected Items, Net of Tax (If Applicable):
Impairment of Oil & Gas Properties and Other Assets	3,171	11,102	25,360	11,102
(Gain) Loss on Sale of Assets (1)	(62,547)	13	(65,902)	1,283
Stock-Based Compensation Expense	3,400	5,384	8,934	15,798
Pension Expense (2)	4,245	—	8,083	—
PaDEP Settlement and Related Legal Fees (3)	3,409	—	3,409	—
Unrealized (Gain) Loss on Derivatives (4)	241	968	140	1,231
Income Tax Expense (5)	18,973	—	18,973	—

Net Income Excluding Selected Items	$20,001	$53,831	$102,383	$177,757

As Reported - Net Earnings Per Share	$0.47	$0.34	$0.99	$1.43
Per Share Impact of Reversing Selected Items	$(0.28)	0.17	(0.01)	0.29

Net Earnings Per Share Including Reversal of Selected Items	$0.19	$0.51	$0.98	$1.72

Weighted-Average Common Shares Outstanding	103,979	103,654	103,911	103,616

(1)

The gain on sale of assets in 2010 primarily relates to a gain from the sale of our Pennsylvania gathering infrastructure, a gain from the sale of our investment in equity securities of Tourmaline, a gain from the sale of certain oil and gas properties in the Texas Panhandle and a gain on the sale of our Woodford shale properties, partially offset by a charge on certain oil and gas properties in Colorado. The loss on sale of assets in 2009 primarily relates to a loss on our April 2009 sale of our Canadian properties, partially offset by a gain on sale of assets from the first quarter 2009 sale of the Thornwood properties in the North.

(2)

On July 28, 2010, the Company notified its employees of its plan to terminate its qualified and non-qualified pension plans, effective September 30, 2010. This amount represents curtailment losses related to the plan terminations and expenses related to the acceleration of amortization of prior service costs and actuarial losses over the expected amortization period until final distribution of assets from each plan. Pension expense is included in General and Administrative Expense in the Consolidated Statement of Operations.

(3)	Represents costs associated with the December 2010 Settlement Agreement and Consent Order with the PaDEP and associated legal fees.

(4)	This unrealized (gain) loss is included in Natural Gas Revenues in the Consolidated Statement of Operations and represents the mark to market change related to the Company’s natural gas basis swaps.

(5)

Represents an unfavorable charge to income tax expense to reflect an increase in our state rates used in establishing deferred income taxes mainly due to a shift in our state apportionment factors to higher rate states, primarily in Pennsylvania as a result of our increased focus on development of our Marcellus shale properties.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Discretionary Cash Flow
As Reported - Net Income	$49,109	$36,364	$103,386	$148,343
Plus / (Less):
Unrealized (Gain) Loss on Derivatives	388	1,536	226	1,954
Impairment of Oil & Gas Properties	5,114	17,622	40,903	17,622
Income Charges Not Requiring Cash	97,116	71,958	345,877	280,819
(Gain) Loss on Sale of Assets	(100,883)	20	(106,294)	3,303
Deferred Income Tax Expense	31,344	27,042	61,809	101,815
Exploration Expense	1,184	19,526	11,657	50,784

Discretionary Cash Flow	83,372	174,068	457,564	604,640
Changes in Assets and Liabilities	34,047	23,559	27,455	23,202
Stock-Based Compensation Tax Benefit	—	(705)	(108)	(13,790)

Net Cash Provided by Operations	$117,419	$196,922	$484,911	$614,052

Net Debt Reconciliation

(In thousands)

	December 31, 2010	December 31, 2009

Long-Term Debt	975,000	805,000
Stockholders’ Equity	1,872,700	1,812,514

Total Capitalization	$2,847,700	$2,617,514

Total Debt	$975,000	$805,000
Less: Cash and Cash Equivalents	(55,949)	(40,158)

Net Debt	$919,051	$764,842

Net Debt	$919,051	$764,842
Stockholders’ Equity	1,872,700	1,812,514

Total Adjusted Capitalization	$2,791,751	$2,577,356

Total Debt to Total Capitalization Ratio	34.2%	30.8%
Less: Impact of Cash and Cash Equivalents	1.3%	1.1%

Net Debt to Adjusted Capitalization Ratio	32.9%	29.7%